EX-99.(14)(a)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm”, “Representations and Warranties” and “Financial Highlights” in the Prospectus/Proxy Statement included in this Registration Statement (Form N-14) of Franklin Mutual Series Funds.

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated May 1, 2023, each included in Post-Effective Amendment No. 68 to the Registration Statement (Form N-1A) (File No. 033-18516) of Franklin Mutual Series Funds, filed with the Securities and Exchange Commission, and each incorporated by reference into this Registration Statement (Form N-14) filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of our report dated February 17, 2023, with respect to the financial statements and financial highlights of Franklin Mutual Financial Services Fund and Franklin Mutual Global Discovery Fund (two of the funds constituting Franklin Mutual Series Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2022, into this Registration Statement (Form N-14) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 10, 2024